UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2022 Annual Meeting of Shareholders

DATE: May 19, 2022

TIME: 9:00 a.m. Mountain Time

LOCATION: 7800 East Union Avenue, Denver, CO 80237

April 8, 2022

Dear Shareholders,

Gold Resource Corporation has determined to hold this year’s annual meeting in person.

At the annual meeting, shareholders will be asked to vote on the following three items.

1.	To elect five directors to serve until the next annual meeting of shareholders.
2.	To hold an advisory vote to approve executive compensation.
3.	To ratify the appointment of BDO USA, LLP as the independent auditor for the fiscal year ending December 31, 2022.

The Board of Directors recommends a vote “FOR” each of the director nominees, and “FOR” Proposals 2 and 3.

Shareholders will also transact such other business as may properly come before the annual meeting. These items of business are more fully described in the proxy statement accompanying this notice. Please read it carefully.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, or any postponement or adjournment thereof, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. To participate and vote your shares during the meeting, please see “Attending the Meeting in Person” on page 5 for additional information.

Kind regards,

Kim Perry, Chief Financial Officer and Corporate Secretary

How You Can Vote

You are entitled to notice of and to vote at the annual meeting, or at any adjournments or postponements thereof, if you were a holder of record as of the close of business on March 21, 2022. We use the “Notice and Access” model permitted by the U.S. Securities and Exchange Commission for distributing our annual meeting materials electronically to certain of our shareholders. Some shareholders may also automatically receive our annual meeting materials in paper form. You may elect to receive your materials in either format. Please see “How We Use the E-Proxy Process (Notice & Access)” on page 1 for more information.

To make sure that your shares are represented at the annual meeting, please cast your vote by one of the following methods:

Online	Log on to www.proxyvote.com and enter the control number provided on your notice card or proxy card
Telephone	Dial 1-800-690-6903 using a touch-tone telephone and following the menu instructions
Mail	Complete and sign a paper proxy card or instruction form and mail it in the postage-paid envelope

http://www.proxyvote.com.

How You Can Access Proxy Materials Online

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be held on May 19, 2022

The Proxy Statement, Proxy Card and Annual Report on Form 10-K for the year ended December 31, 2021, of Gold Resource Corporation are available on the Internet at http://www.proxyvote.com.

To assure your representation at the annual meeting of shareholders, please submit your proxy and/or voting instructions by telephone or through the internet, or sign, date, and return your proxy card so that a quorum may be represented at the annual meeting. Registered shareholders who attend the annual meeting in person may revoke their proxies and vote in person during the annual meeting if they so desire.

Letters to Shareholders

Dear Shareholders,

2021 was a transformational year for Gold Resource Corporation. I am proud of the highly professional and accomplished leadership team we have built to lead the Company in delivering operational results, disciplined growth and best-in-class governance.

Unlocking the value of our Mexican assets and achieving operational excellence continues to be a priority. In addition to investing in capital and exploration, we are implementing an Environmental, Sustainability and Governance framework that will showcase the investments we are making in the environment and our communities. One significant investment in 2021 was the construction of the filtration plant and dry stack facilities. The facilities will conserve and recirculate water, eliminate risks related to traditional tailings facilities and accelerate reclamation of certain areas of the open pit mine. Additionally, we adopted the recent Mexican Labor Reform resulting in us proudly sharing profits with our labor workforce. With regards to disciplined growth, in December, we closed on the transaction to purchase the Back Forty advanced exploration project in the Upper Peninsula Michigan, USA.

On the governance front, the Compensation Committee engaged the services of an independent compensation consultant to assist the board in structuring the Company’s executive compensation philosophy. As part of the engagement, the compensation consultant prepared a report with respect to the Company’s executive and director compensation practices compared to the Company’s compensation peer group. Following the report’s recommendations, the executive compensation structure for 2021 comprises three main elements: base salary, an annual short-term incentive plan, and long-term equity-based incentive compensation in the form of performance share units, restricted share units and stock options. We believe that this compensation structure appropriately aligns the interests of the executives with our shareholders by encouraging equity ownership through equity awards and motivates our executives to maximize shareholder value.

Non-executive director compensation was also evaluated in early 2021 to ensure that, together with any other compensation mechanisms of the Company, the remuneration reflects the responsibility, commitment and risk accompanying board membership all while achieving alignment with shareholder interests. As a result of the evaluation, annual retainers for non-executive directors were revised and, at the election of the non-executive director, can be paid in in the form of equity. In addition, the Company commenced the practice of granting deferred share units to non-executive directors. Additionally, early in 2021 we adopted share ownership guidelines for executives and directors and anti-hedging policies to further align compensation policies with shareholder interests.

We are grateful for the support of our shareholders and various stakeholders throughout 2021 and look forward to reporting on our ongoing efforts to deliver operational results, dsiciplined growth and best-in-class governance as 2022 progresses.

Kind regards, Alex Morrison Chair, Gold Resource Corporation

Letters to Shareholders

Dear Shareholders,

As our Chairman noted in his letter, I joined Gold Resource Corporation together with three new and highly accomplished independent directors, Ms. Lila Manassa Murphy, Mr. Joe Driscoll and Mr. Ron Little and a new Chief Operating Officer, Mr. Alberto Reyes during 2021. Along with Ms. Kim Perry, who assumed the CFO role late in 2020, the Company’s leadership team has the expertise necessary to accomplish our strategic objectives of unlocking the value of our Mexican assets, disciplined growth and best-in-class governance. Our strong 2021 operating cash flow per share and dividend yield puts us among the top of our peer group.

Our operations delivered excellent results during a transformative year. We reinvested $6.6 million into exploration and infrastructure improvements at the Don David Gold Mine during the fourth quarter, bringing our 2021 investment to $25.5 million. Our investment in Mexico is focused on favorably impacting our environment, social and governance programs while creating operational efficiencies and longevity. Construction of the filter press plant and dry stack tailings facilities is now complete. As our Chairman noted, the dry stack facilities will conserve and recirculate water, eliminate risks associated with traditional tailings facilities, accelerate reclamation of the open pit mine, and extend the life of the operations.

The team at Gold Resource Corporation holds itself accountable to the highest environmental, social and governance standards. Our commitment to acting responsibly and delivering excellence in sustainability allows us to deliver benefits to all our stakeholders, including our employees and local communities. We are taking a holistic approach to develop a framework that understands the communities in which we operate, identifies the opportunities to enhance our programs as we mature and develop the reporting required to demonstrate our commitment.

The acquisition of the Back Forty project offers an attractive opportunity to enhance our mineral inventory with complementary gold-rich assets and adds jurisdictional diversification to our project portfolio. We expect to deliver an optimized feasibility study in Q3 2022 and submit permit applications in Q4 2022 that demonstrate our commitment to environmental stewardship and enhanced mine plans, process plant design, and tailings disposal plans. With the addition of Back Forty, we look forward to becoming an intermediate gold producer with a peer leading growth profile.

Looking forward, we have built an exceptional foundation from which to deliver operational results and grow the Company. I look forward to reporting on our accomplishments throughout the year.

Kind regards, Allen Palmiere President & CEO, Gold Resource Corporation

Proxy Statement GOLD RESOURCE CORPORATION, 7900 East Union Avenue, Suite 320, Denver, Colorado 80237

Gold Resource Corporation (“we”, “our”, “us” or the “Company”) is soliciting proxies, on behalf of its Board of Directors (the “Board”), for the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 19, 2022, or at any adjournment or postponement of the Annual Meeting. This proxy statement, the enclosed proxy card or voting instruction form, and our 2021 annual report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report”, were first made available to our shareholders on or about April 8, 2021. All shareholders are invited to participate in the Annual Meeting as described in more detail in this proxy statement. Please submit your vote by Internet, telephone, mobile device or, if you received your materials by mail, you could also complete and return your proxy or voting instruction form.

About the Annual Meeting

Proxy Solicitation and Document Request Information

How We Will Solicit Proxies

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs, if any. We may use the services of our directors, officers, employees, and contractors to solicit proxies, personally or by telephone, but at no additional salary or compensation. We will also request banks, brokers and others who hold our common stock in nominee names to distribute proxy soliciting materials to beneficial owners and will reimburse these institutions for their reasonable out-of-pocket expenses.

The cost of the Annual Meeting, including the cost of preparing and mailing the Annual Meeting materials, will be borne by us.

How We Use the E-Proxy Process (Notice & Access)

The “e-proxy” process, which was approved by the U.S. Securities and Exchange Commission (the “SEC”) in 2007, expedites our shareholders’ receipt of Annual Meeting materials, lowers the costs of proxy solicitation, and reduces the environmental impact of our Annual Meeting.

If you received a Notice of Internet Availability of Proxy Materials (a “Notice”) and would like us to send you a printed copy of our proxy materials, please follow the instructions included in your Notice or visit the applicable online voting website and request printed materials to be mailed at no cost to you.

If you received printed materials and would like to sign up to receive proxy materials electronically in the future, you may do so by following the instructions below.

●	If you are a registered shareholder (your name and share ownership is registered with our transfer agent) please visit http://www.proxyvote.com and follow the instructions provided to request electronic delivery of proxy materials. If you choose this option, you will receive an e-mail with links to access the materials and to vote your shares, and your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents.

●	If you are a beneficial owner (you hold your shares through a bank, broker, or other intermediary) please refer to the information provided by that intermediary (intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees) (the “Intermediary” or “Intermediaries” to request electronic delivery of proxy materials.

How Documents Will Be Delivered to Beneficial Owners Who Share an Address (Householding of Proxy Materials)

If you are the beneficial owner, but not a registered shareholder of the Company, and you share an address with other beneficial owners, your broker, bank or other Intermediary is permitted to deliver a single copy of this proxy statement and our 2021 Annual Report for all shareholders to your address, unless a shareholder has asked the Intermediary for separate copies. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

●	To receive separate copies: If you would like to receive a separate copy of this proxy statement and our 2021 Annual Report, or the materials for future meetings, you should notify your broker to discontinue householding and direct your written request to receive a separate notice, proxy statement and 2021 Annual Report to Gold Resource Corporation, Attention: Investor Relations, 7900 East Union Avenue, Suite 320, Denver, Colorado 80237, or by calling (303) 320-7708, and we will promptly deliver them to you.
●	To stop receiving separate copies: If you currently receive separate copies of these materials and wish to receive a single copy in the future, you will need to contact your broker, bank, or other institution to request householding of these materials.

How Shareholders Can Request Copies of Our 2021 Annual Report

Upon request we will furnish to any shareholder without charge a copy of our 2021 Annual Report. The 2021 Annual Report includes a list of all exhibits thereto. We will furnish copies of such exhibits upon written request and receipt of payment of our reasonable expenses in so furnishing the exhibits. Each such request by a beneficial owner of our shares must include a good faith representation that, as of the record date, the person requesting was a beneficial owner of Gold Resource Corporation common stock entitled to vote at the Annual Meeting. You may request a copy by writing to Kim Perry, Corporate Secretary, c/o Gold Resource Corporation, 7900 East Union Avenue, Suite 320, Denver, Colorado 80237, or by calling (303) 320-7708.

Voting Information

Who May Vote

The Board has fixed the close of business on March 21, 2022, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record of our common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder beginning April 12, 2022 at our principal executive offices and at the Annual Meeting as required by Colorado law.

How You Can Vote Before the Annual Meeting

We encourage shareholders to submit their votes in advance of the Annual Meeting. You can ensure that your shares are voted at the Annual Meeting by submitting your proxy via the Internet at www.proxyvote.com or by touch-tone telephone at (800) 690-6903 (following the instructions on your proxy card, voting instruction form or Notice). Or, if you received your materials by mail, you can complete and return the proxy or voting instruction form in the envelope provided. If you vote in advance of the Annual Meeting using one of these methods, you may still participate and vote in person at the Annual Meeting.

How You Can Vote In Person at the Annual Meeting

Only registered shareholders, or duly appointed proxyholders, are permitted to vote at the Annual Meeting. Most shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank, or trust company through which they purchased the shares. More particularly, a person is not a registered shareholder in respect of shares which are held on behalf of that person (the “Non-Registered Holder”) but which are registered either: (a) in the name of an Intermediary that the Non-Registered Holder deals with in respect of the shares; or (b) in the name of a clearing agency (such as The Depository Trust & Clearing Corporation, of which the Intermediary is a participant). The proxy materials that you receive, and who you receive them from, will vary depending upon whether you are a “non-objecting beneficial owner” (a “NOBO”), which means you have provided instructions to your Intermediary that you do not object to the Intermediary disclosing beneficial ownership information about you to the Company for certain purposes, or an “objecting beneficial owner” (an “OBO”), which means that you have provided instructions to your Intermediary that you object to the Intermediary disclosing such beneficial ownership information. If you are a NOBO, a request for voting instructions, or voting instruction form, from the Company, or its agent, is included with the Proxy Materials. Please return your voting instructions as specified in the request for voting instructions. If you wish to attend the Annual Meeting and vote in person, write your name in the place provided for that purpose in the voting instruction form provided to you, in effect designating yourself as proxy and we will deposit it with our transfer agent. If you do not intend to attend the Annual Meeting, or have an appointee do so on your behalf, but should you wish your shares to be voted, please complete, and return the information requested in the voting instruction form.

How You Can Change Your Vote

You may change your vote by revoking your proxy at any time before it is exercised, which can be done by delivering written notice of revocation to us, by delivering a new proxy bearing a later date, or by voting electronically or in person at the Annual Meeting. (Presence at the Annual Meeting by a shareholder who has submitted a proxy does not in itself revoke the proxy.) If you are the beneficial owner of shares held for you in an account with an Intermediary, you must contact that Intermediary to revoke a previously authorized proxy.

How Many Securities Are Entitled to Vote

Our voting securities consist of our $0.001 par value common stock. As of the record date, there were 88,338,774 shares of common stock outstanding. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted.

Voting Standards and Board Recommendations

Other than the matters identified below we know of no additional matters to be brought before the Annual Meeting:

VOTING ITEM	VOTING STANDARD(1)	TREATMENT OF ABSTENTIONS, WITHHOLDS & BROKER NON-VOTES	BOARD RECOMMENDATION
Election of directors	Plurality of votes cast	A “withhold” vote with respect to any nominee will not affect the election of that nominee.	FOR
Advisory vote on executive compensation	Majority of votes cast	An abstention will count as a vote cast and will therefore have the effect of a vote “against” the proposal. Broker non-votes will have no effect on the vote for the proposal.	FOR
Ratification of auditors(2)	Majority of votes cast	An abstention will count as a vote cast and will therefore have the effect of a vote “against” the proposal.	FOR

(1) Assuming a quorum is present.

(2) Routine proposal.

Quorum. A quorum for a matter will be present if a majority of the shares of common stock issued and outstanding and entitled to vote as of the record date are present in person, or represented by proxy at the Annual Meeting. For purposes of determining the presence of a quorum for a matter, shares present at the Annual Meeting that are not voted, such as abstentions and “broker non-votes,” will be treated as shares that are present at the Annual Meeting. If a quorum is not present in person or by proxy at the Annual Meeting, or if fewer shares are present in person or by proxy than the minimum required to take action with respect to any proposal presented at the Annual Meeting, the chair of the Annual Meeting or the shareholders entitled to vote at the Annual Meeting, present in person, or by proxy, have the power to adjourn the Annual Meeting to a later date until a quorum is obtained.

Broker Non-Votes. Broker non-votes occur when a bank or broker has not received directions from its customer and does not have the discretionary authority to vote the customer’s shares that are present at the Annual Meeting. Brokers are only permitted to exercise discretion and vote on “routine proposals” (such as ratification of the independent auditor) without instructions from their customers.

We Have a Plurality Voting Standard for Director Elections. The five nominees for director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy will be elected. You may vote “FOR” one or more of the nominees or you may vote “WITHHOLD” for one or more of the nominees. You may not cumulate your votes for the election of directors. Proxies cannot be voted for a greater number of directors than the number of nominees in the proxy statement.

How Proxies Will Be Voted

Proxies Will be Voted as Specified or as Recommended by the Board. The shares represented by all valid proxies that are received on time will be voted as specified. When a valid proxy form is received and it does not indicate specific choices, the shares represented by that proxy will be voted in accordance with the Board’s recommendations (in this case, “FOR” each director nominee and proposal).

What Happens if Other Matters are Properly Presented at the Annual Meeting? If any matter not described in this proxy statement is properly presented for a vote at the Annual Meeting, the persons named on the proxy form will vote in accordance with their judgment.

What Happens if a Director Nominee is Unable to Serve? We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the Board can either nominate a different individual or reduce the Board’s size. If the Board nominates a different individual, the shares represented by all valid proxies will be voted for that nominee.

Rights of Dissenters

No action is proposed at this meeting for which the laws of the state of Colorado or our Bylaws provide a right of our shareholders to dissent and obtain appraisal of or payment for such shareholders’ common stock.

Attending the Meeting in person

WHEN: May 19, 2022 at 9:00 a.m. Mountain Time

WHERE: 7800 East Union Avenue, Denver, CO 80237

This year, the Annual Meeting will be conducted in-person. All shareholders are invited to participate in-person or to submit their proxy or voting instruction form to ensure their shares are represented at the meeting. If participating in person, we look forward to seeing you in Denver. To participate in the Annual Meeting, please arrive at 7800 East Union Avenue by 8:30 a.m. Mountain Time and present yourself at the registration desk.

Where You Can Find Additional Information About Us

The principal executive office of our Company is located at 7900 East Union Avenue, Suite 320, Denver, Colorado 80237. Our telephone number at this address is (303) 320-7708. Our common stock is traded on the NYSE American under the symbol “GORO.”

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our 2021 Annual Report, including financial statements and schedules, is included with this proxy statement.

We maintain a company website at www.goldresourcecorp.com from which you can alternatively access the reports we file with the SEC. Our committee charters and other important corporate governance documents are also available on our website. Information contained on the Company’s website is not part of, and is not incorporated by reference into, this proxy statement.

Incorporation By Reference

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

PROPOSAL 1 – ELECTION OF DIRECTORS

What are you voting on?

The Board has nominated for election at the Annual Meeting Messrs. Morrison, Palmiere, Driscoll and Little and Ms. Murphy to serve until the 2023 annual meeting or until their successors are elected. Each nominee is currently a director of the Company and has consented to being named as a nominee.

☑ The Board unanimously recommends a vote “FOR” the election of the following five nominees:

Alex G. Morrison i Independent	Director since: 2016	Age: 58	Birthplace: Scotland
Committees: AC**, CC**, NC
	Current Role: Chair of the Board (since January 1, 2021) Director (2016 through 2021) Current Public Company Boards: Gold Standard Ventures Corp. Energy Fuels Inc. Dakota Territory Resource Corporation		Past Public Company Boards: Detour Gold Corporation Pershing Gold Corporation Taseko Mines Ltd.
Background and Experience:
●
Mr. Morrison has 35 years of mining industry experience and has held senior executive positions at a number of mining companies, most recently as vice president and chief financial officer of Franco Nevada Corporation from 2007 to 2010. Mr. Morrison also held senior executive and financial positions at Newmont Mining Corporation, NovaGold Resources Inc., Homestake Mining Company, Phelps Dodge Corporation and Stillwater Mining Company. Mr. Morrison began his career with PricewaterhouseCoopers LLP after obtaining his Bachelor of Arts in Business Administration from Trinity Western University.

●
Our Board believes Mr. Morrison’s experience and skills developed as an executive officer and director for several publicly traded mining companies provide him with the appropriate background in matters related to finance and accounting, mining operations and risk assessment and make him well-qualified to serve as a director of the Company.

Affiliations, Memberships and Licenses: Chartered Professional Accountant

Allen Palmiere	Director since: 2021	Age: 69	Birthplace: Canada
Committees: TAC
	Current Role: Director (effective January 1, 2021), President and Chief Executive Officer Current Public Company Boards: Dundee Corporation Current Private Company Boards: Ferrox Holdings Ltd.		Past Public Company Boards: Breakwater Resources Ltd. Guyana Goldfields Ltd. Adriana Resources Inc. HudBay Minerals Inc. Barplats Investments Ltd. Silk Road Resources Ltd.
Background and Experience:
●
Mr. Palmiere, a CA-CPA by training, has more than 35 years of experience in the mining industry both from a financial and operational perspective. His international experience includes South Africa, Central America, Guyana and Brazil and ten years of experience in China. Mr. Palmiere’s expertise includes operations, executive management and financing, both debt and equity. Additionally, Mr. Palmiere has extensive experience in mergers and acquisitions. Mr. Palmiere’s former executive positions include CEO and Chair of the Board, HudBay Minerals Inc., Executive Chair, Barplats Investments Ltd., Vice President, CFO, Zemex Corporation, and President and CEO, Breakwater Resources Ltd. Mr. Palmiere has also served as a director of numerous public companies.
●
Our Board believes Mr. Palmiere’s experience and skills developed as an executive officer and director for several publicly traded mining companies provide him with the appropriate background in matters related to finance and accounting, mining operations and risk assessment and make him well-qualified to serve as a director of the Company.

Affiliations, Memberships and Licenses: N/A

Lila Manassa Murphy i Independent	Director since: 2021	Age: 50	Birthplace: U.S.A.
Committees: AC, NC**,SC
	Current Role: Independent Director (effective January 1, 2021) Current Non-Profit Boards: Sustainable Development Strategies Group		Past Public Company Boards: Dundee Corporation
Background and Experience:

Ms. Lila Murphy served on the board and audit committee of Dundee Corporation, from August 2018 to March, 2021 at which time she resigned from the board and was appointed Chief Financial Officer effective May 14, 2021. Ms. Murphy founded Intrinsic Value Partners, LLC in 2018, a provider of consulting services to asset management firms and family offices. Previously she was Vice President and Portfolio Manager at Federated Hermes, Inc., a Fortune 500, ESG focused investment firm. Prior, Ms. Murphy worked as an Analyst at David W. Tice & Associates Inc. with a dedicated focus on natural resources investing. She has more than 25 years of diverse investment management experience. She sits on the board and finance committee of Sustainable Development Strategies Group, a US-based independent non-profit research institute advancing best practices for sustainable management of natural resources. Ms. Murphy is a member of the Latino Corporate Directors Association.

Our Board believes Ms. Manassa Murphy’s experience and skills developed as a capital markets’ executive officer, focused on natural resources and her work as a director for Dundee Corporation provide her with the appropriate background in matters related to finance and accounting, assessing mining operations and risk assessment and make her well-qualified to serve as a director of the Company.

Affiliations, Memberships and Licenses: Chartered Financial Analyst

Joseph Driscoll i Independent	Director since: 2021	Age: 58	Birthplace: U.S.A.
Committees: CC, NC, SC**
Current Role: Independent Director (effective January 1, 2021) Current Non-Profit Boards: Society for Mining, Metallurgy & Exploration Foundation Trustee Colorado School of Mines Mining Advisory Board
Background and Experience:
●
Mr. Joseph Driscoll is a qualified Mining Engineer and alumnus of Montana Tech from which he holds a Bachelor of Science degree. Mr. Driscoll has held numerous operational roles over his 33-year mining career with Golder/WSP, Forte Dynamics, Environmental Resources Management, Amec Engineering and Consulting, Great Basin Gold Limited, Newmont, Barrick, Queenstake Resources, Stillwater Mining, Independence Mining, New Butte Mining and Pegasus Gold. Mr. Driscoll brings a wealth of operational experience with both underground and open-pit mining operations expertise.
●
Our Board believes Mr. Driscoll’s experience and skills developed as an executive officer for several publicly traded mining companies and director for several mining industry non-profit boards provide him with the appropriate background in matters related to mining operations and risk assessment and make him well-qualified to serve as a director of the Company.

Affiliations, Memberships and Licenses: N/A

Ron Little i Independent	Director since: 2021	Age: 59	Birthplace: Canada
Committees: AC, NC, SC, TAC**
	Current Role: Independent Director (effective February 8, 2021) Current Public Company Boards: Wolfden Resources Corp.		Past Public Company Boards: Orezone Gold Corp. Orezone Resources Inc. Premier Gold Mines Limited Northern Graphite Corp.

Background and Experience:

●
Mr. Little is an engineer, geologist and entrepreneur who has developed mining projects in Canada, South America and Africa. He was the founder and CEO of Orezone Resources and Orezone Gold Corporation for over 20 years and built one of the most successful exploration ad mine development track records in Burkina Faso. He is and has been a director and advisor to other public companies and not for profit entities. Mr. Little is a Professional Engineer and holds a Bachelor of Science in Engineering (Geological) from Queen's University in Kingston. Mr. Little is currently the President & CEO of Wolfden Resources Corp.
●
Our Board believes Mr. Little’s experience and skills developed as an executive officer and director for several publicly traded mining companies provide him with the appropriate background in matters related to mining operations and risk assessment and make him well-qualified to serve as a director of the Company.

Affiliations, Memberships and Licenses: Professional Engineers of Ontario (P.Eng), Graduate of the Institute of Corporate Directors (ICD.D)

AC	Audit Committee
CC	Compensation Committee
NC	Nominating & Governance Committee
SC	Safety, Sustainability & Technical Committee
TAC	Technical Advisory Committee
**	Denotes Committee Chair

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

What are you voting on?	We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement.

☑ The Board unanimously recommends a vote “FOR” the advisory vote to approve our executive compensation.

Pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Company seeks a non-binding advisory vote from the holders of a majority of the common stock entitled to vote and represented in person, or by proxy at the Annual Meeting approving the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “say on pay” vote. The most recent shareholder advisory vote concerning the frequency with which the Company will hold the advisory vote to approve compensation was at the 2017 annual meeting of shareholders. A majority of the shareholders indicated a preference to hold the shareholder advisory vote regarding executive compensation each year and the Company has proceeded to do so.

The Board and the Compensation Committee take seriously their role in the design and administration of the Company’s compensation programs and values input from shareholders. Although this proposal is non-binding, the Compensation Committee will consider the results of the advisory vote when determining future executive compensation decisions.

Our executive compensation programs are designed 1) to attract and retain top quality executive talent who can contribute to our long-term success and thereby build value for our shareholders, 2) to tie annual cash incentive compensation to the achievement of measurable company and individual performance objectives, and 3) to align long-term compensation incentives available to our executives with the goal of creating shareholder value. We urge shareholders to read the “Executive Compensation” section of this proxy statement which contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee and the Board believe that these policies are effective in implementing our compensation philosophy and in achieving our goals.

This proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to approve, on an advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Executive Compensation” section in the proxy statement for the Company’s 2021 Annual Meeting of Shareholders, is hereby APPROVED.”

PROPOSAL 3 – RATIFICATION OF INDEPENDENT AUDITOR

What are you voting on?

We are asking shareholders to ratify the appointment of BDO USA, LLP (“BDO”) as the independent auditor of our consolidated financial statements and our internal control over financial reporting for the fiscal year ended December 31, 2022.

☑ The Board unanimously recommends a vote “FOR” ratification of the appointment of BDO USA, LLP as our independent auditor for 2022.

Although ratification of our independent auditor is not required by our bylaws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. If the selection of BDO as independent auditor for 2022 is not ratified by the shareholders, the Audit Committee may reconsider, but will not necessarily change, its selection of BDO to serve as the Company’s independent auditor. Even if the selection is ratified, the Audit Committee may recommend a different independent auditor at any time during the year if it determines that this would be in the best interests the Company.

In April 2022, the Audit Committee approved the appointment of BDO as our independent public accountant for the fiscal year ended December 31, 2022. During the years ended December 31, 2021 and 2020, and through April 6, 2022 neither the Company nor anyone on its behalf has consulted BDO with respect to either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or the effectiveness of internal control over financial reporting, where either a written report or oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent auditors are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval.

In addition to the limitations on non-audit services, we periodically review our relationship with the independent auditors to ensure it meets the standards for independence. Neither BDO nor any of its respective members or associates, had any financial interest in the business or affairs, direct or indirect, or any relationship with us other than in connection with its duties as our independent auditors.

For additional information related to the Company’s prior independent public accountant, Plante Moran, PLLC, including prior year audit fees, see the below section Prior Auditor Disclosures on page 20.

We expect representatives of BDO to be present at the Annual Meeting and to be available to answer questions and make a statement if they wish.

Governance

Board Leadership Structure and Risk Oversight

Our CEO and Chair roles are separate. Mr. Morrison, our Chair, brings significant experience with over 30 years in the mining industry, serving in various executive and board positions. In his capacity as Chair, he works closely with Mr. Palmiere, the Chief Executive Officer.

Companies such as ours face a variety of risks, including financial reporting, legal, credit, liquidity, operational, health, safety and cybersecurity. The Board believes an effective risk management system will (1) identifies the material risks that we face in a timely manner, (2) communicates necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant board committee, (3) implements or oversees implementation of appropriate and responsive risk management and mitigation strategies consistent with our risk profile, and (4) integrates risk management into our decision-making.

The Board oversees risk management after receiving briefings from management and advisors and based on its own analysis and conclusions regarding the adequacy of our risk management processes. The Board, with assistance and input from its committees, continuously evaluates and manages material risks, including geopolitical and enterprise risk, financial risk, environmental risk, health and safety risk, and the effect of compensation structures on risk-taking behaviors. By virtue of the directors working closely with executive management, who in turn work closely with the mining operators, we believe we have created an effective and efficient risk communication system that has increased collaboration and communication.

Board Independence and Related Party Transactions

The Company has a policy with regard to the consideration of diversity in identifying director nominees, which is available on the Company’s website at www.goldresourcecorp.com. In addition to gender diversity on the Board of Directors, gender diversity exists with one of the three executive officers. The Company continues to strive to nominate individuals with a variety of backgrounds and complementary skills so that, as a group, the Board possesses the appropriate talent, skills, and expertise to oversee our businesses. This assessment includes consideration of independence, expertise, mining and other industry background, gender, skills and time availability, in the context of the needs of the Board and our Company. The Nominating and Governance Committee has determined that each of the director nominees possess the competencies set forth in the Board Skills Matrix below that are necessary for the Board to effectively fulfill its oversight responsibilities. The Board Skills Matrix is periodically updated to identify the skills and experiences, if any, that are required due to changes in strategic focus of the Company.

Board Skills Matrix

Experience/Skills (Board Self- Assessment)	Alex Morrison	Joe Driscoll	Lila Murphy	Ron Little	Allen Palmiere
Board Experience/Corporate Governance	P	S	P	P	P
Capital Markets/Corporate Finance	S		P	P	P
Corporate Social Responsibility		P	S	S	S
Financial Expertise/Financial Literacy	P	S	P	S	P
Human Resources/Executive Compensation	S	S	S	S	S
Industry Knowledge	P	P	P	P	P
Information Technology/Cybersecurity	S				S
Leadership/Executive Management	P	S	S	P	P
Mergers and Acquisitions	P	S	S	P	P
Mineral Exploration and Development	S	P	S	P	S
Mining/Engineering		P		P	S
Processing/Metallurgy		S		P
Risk Management	P	S	P	S	P
P - Primary Expertise
S - Secondary Expertise

Our on-boarding program for new directors includes a discussion of a broad range of topics, including the background of the Company, the Board and its governance model, long-term strategy and business operations, financial statements, business plan and capital structure, key risk factors and management systems, legal, business integrity and ethical responsibilities of the Board, as well as other matters relevant to the ability of a new director to fulfill his or her responsibilities. Our directors are expected to keep current on issues affecting our Company and the mining industry and on developments with respect to their general responsibilities as directors. The Company will either provide or pay reasonable expenses for ongoing director education to enable them to perform their duties as directors. Ongoing director training includes presentations by NEO’s, the Technical Advisory Committee and Independent auditors, as well as outside advisors and experts. New and current directors have visited the Company’s mine site to further their understanding of the business.

As of the date of this proxy statement, we have five directors, including four that the Board has determined are independent directors, as follows:

●	Alex Morrison (independent);
●	Lila Murphy (independent);
●	Joe Driscoll (independent);
●	Ron Little (independent); and
●	Allen Palmiere.

An “independent” director is a director whom the Board has determined satisfies the requirements for independence, including those established under the Sarbanes–Oxley Act of 2002, section 10A(m)(3) of the Exchange Act and under section 803A of the NYSE American LLC Company Guide (“NYSE American Rules”).

We consider “related party transactions” to be transactions between the Company and (1) a director, officer, director nominee or beneficial owner of five percent or more of our common stock; (2) the spouse, parents, children, siblings, or in-laws of any person named in (1); or (3) an entity in which one of our directors and officers is also a director or officer or has a material financial interest. The Audit Committee is vested with the responsibility of evaluating and approving any potential related party transaction unless a special committee consisting solely of disinterested and independent directors (as defined in the NYSE American Rules) is appointed by the Board. Our policies and procedures for related party transactions are set forth in writing in our Code of Ethics and Audit Committee Charter. There were no related party transactions during the fiscal year ended December 31, 2021.

There are no family relationships among our executive officers and directors.

There have been no material legal proceedings that would require disclosure under the federal securities laws that are material to an evaluation of the ability or integrity of our directors or executive officers, or in which any director, officer, nominee or principal stockholder, or any affiliate thereof, is a party adverse to us or has a material interest adverse to us.

Director Compensation

Non-executive director compensation was evaluated in 2021 to align compensation with roles performed and shareholder interests. As a result of the evaluation, our 2021 non-executive director compensation program consisted of (i) annual retainers, which were revised as outlined in the table below, along with (ii) the granting of deferred share units (described below) as equity compensation. The Company worked with an independent Compensation Consultant to perform a peer review of non-executive director overall compensation structure. This review may result in future revisions to the non-executive director compensation structure.

Executives who are also directors are not compensated for board service in addition to their executive compensation outlined in the Executive Compensation section of this Proxy Statement.

Retainers

Effective January 1, 2021, changes were made to the retainer structure used to compensate the Company’s non-executive directors. The outlined retainers below will be paid in cash unless the non-executive director elects to have the retainer paid in equity. At the non-executive director’s discretion, the equity can be in the form of deferred share units (“DSUs”) or stock grants, the terms of the DSUs are discussed below. Each DSU or unrestricted stock grant will be awarded at the Company’s closing share price value at the date the cash would have otherwise been paid.

Fee Type	Annual Retainer
Board Chair	$70,000
Board Member	$70,000
Committee Chair	$10,000 – $25,000
Committee Member	$7,500

Deferred Share Units

Effective January 1, 2021, the Board, on the recommendation of the Compensation Committee, implemented a program to issue DSUs. Each DSU is a phantom, or notional interest that entitles the recipient to receive one share of Company stock or the cash equivalent thereof upon the settlement of the DSU. The purpose of the DSUs is to promote a greater alignment of interests between non-executive directors and the shareholders of the Company, and to provide a compensation system for non-executive directors that, together with any other compensation mechanisms of the Company, reflects the responsibility, commitment and risk accompanying Board membership.

The Board may award DSUs to an eligible director to provide appropriate equity-based compensation for the services he or she renders to the Company. The vesting and settlement terms of the DSUs that are used as equity-based compensation are determined by the Compensation Committee at the time the DSUs are awarded. We made the following DSU grants as equity-based compensation for our non-executive directors in 2021:

●	Each non-executive director that newly joined the Board in 2021 (Messrs. Driscoll and Little and Ms. Murphy) was issued 40,000 DSUs upon his or her commencement of Board service, which DSUs vest and are payable on the sooner of the termination of the non-executive director’s Board service or January 4, 2031 (or in the case of Mr. Little occurs February 8, 2031), whichever occurs first;
●	Mr. Morrison was issued an award of 10,000 DSUs upon assuming the role of Board Chair and in recognition of the increased responsibilities associated with that position, which DSUs vest and are payable on the sooner of the termination of the non-executive director’s Board service or January 4, 2031, whichever occurs first; and

In addition, as mentioned above, directors may also elect to defer their cash retainers into DSUs. DSUs issued in lieu of cash retainers are 100% vested upon issuance. In 2021, Ms. Murphy deferred a portion of her Board retainer into 1,960 DSUs, which are payable upon her termination of Board service.

Effective January 1, 2022, the Board adopted the Gold Resource Corporation Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”) which formalizes the terms and conditions pursuant to which directors may elect to defer their cash retainers into DSUs, as well as the payment terms of all such DSUs. Generally, DSUs for U.S. participants under the Director Deferred Compensation Plan will be settled upon the earliest to occur of (1) a termination, (2) a death, or (3) a change in control of the Company (as defined in the Director Deferred Compensation Plan). DSUs for Canadian participants under the Director Deferred Compensation Plan will generally be settled upon the later of (1) termination of the participant’s service on the Board or (2) termination of the participant’s employment.

Director Compensation Table

The table below summarizes the compensation of all non-executive directors who served any time during the fiscal year ended December 31, 2021:

	Fees Earned
	or paid in			All Other
Name	Cash	Stock Awards(1)		Compensation(2)	Total
Alex G. Morrison	$181,250	$15,600		$13,161	$210,011
Joseph Driscoll	$90,000	$62,400		$13,161	$165,561
Ronald N. Little	$89,792	$62,400		$1,821	$154,013
Lila Manassa Murphy	$104,375	$65,458	(3)	$6,475	$176,308
Bill Conrad(4)	$5,833	$-		$-	$5,833

1)	All awards shown are based on their grant date fair value determined pursuant to ASC Topic 718, as disclosed in note 16 to our 10-K filed on March 10, 2022.
2)	“All Other Compensation” includes gold coins distributed to directors ($1,821) and medical insurance offered to directors as a cost-effective manner to access health care plans. Starting in November 2021, medical insurance was reduced from fees earned.
3)	Includes 1,960 DSUs awarded in lieu of director fees earned.
4)	Bill Conrad resigned from the Board of Directors on January 15, 2021. Mr. Conrad served on the Board of Directors since 2006.

The Board and its Committees

The Board maintains an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Safety, Sustainability and Technical Committee. The following table sets forth the number of meetings held by each committee of the Board during the fiscal year ended December 31, 2021.

Board or Committee	Number of Meetings
Board of Directors	11
Audit Committee	4
Compensation Committee	2
Nominating and Governance Committee	5
Safety, Sustainability and Technical Committee	1

During 2021, each director attended at least 75% of the aggregate of the total number of meetings of the Board and of each committee of the Board on which such director served. Directors are encouraged, but not required, to attend our annual meetings of shareholders. All directors were in attendance either physically or virtually for the 2021 annual meeting of shareholders.

Audit Committee. As defined in Section 3(a)(58)(A) of the Exchange Act, the Company established an Audit Committee to oversee the accounting and financial reporting of the Company and which comprises of Alex Morrison (Chair), Lila Murphy and Ron Little as members, each of whom are independent under the NYSE American Rules. Among other duties, the Audit Committee is directly responsible for recommending the appointment, approving the compensation (including approval of the audit fees), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee annually reviews the independence and performance of the independent auditors in deciding whether to retain the current firm or engage a different independent auditor. During these reviews, the Audit Committee considers, among other things:

●	the auditor’s historical and recent performance on the audit, including the results of an internal review of the quality and service provided by the auditor;
●	the auditor’s capability and expertise in handling the breadth and complexity of our operations;
●	an analysis of the auditor’s known legal risks and any significant legal or regulatory proceedings in which it is involved;
●	external data on audit quality and performance including any known Public Company Accounting Oversight Board (PCAOB) reports;
●	the appropriateness of the auditor’s fees for audit and non-audit services, both on an absolute basis and compared to peer firms;
●	auditor independence; and
●	auditor tenure, including the benefit of institutional knowledge concerning our policies and procedures.

It is the policy of the Audit Committee to review and approve the engagement of the independent auditors, including the scope, extent and procedures of audit and non-audit services to be performed for the Company, the content and results of the audit performed by the auditors and any recommendations made by the auditors, and to oversee any other aspects of the engagement of the independent auditors, including but not limited to resolution of disagreements between management and the auditor regarding financial reporting and other audit, review or attest services, and the compensation to be paid therefore, and all other matters the Audit Committee deems appropriate. The Audit Committee also oversees our financial reporting process and is responsible for drafting an Audit Committee Report to be included with our proxy statement.

Our Board has determined that Mr. Morrison, the Chair of the Audit Committee, qualifies as an audit committee financial expert, as defined by the applicable regulations of the SEC, in that he has (1) an understanding of generally accepted accounting principles and financial statements; (2) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (3) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (4) an understanding of internal controls over financial reporting; and (5) an understanding of the audit committee functions. Mr. Morrison acquired these attributes through his experience serving as chief financial officer, a director of other publicly traded companies and in his experience in a public accounting firm. Each of the other members of the Audit Committee is financially sophisticated, as defined in the NYSE American Rules. Each member of the Audit Committee is “independent” under the rules of the NYSE American applicable to audit committee members.

The full responsibilities of the Audit Committee are set forth in its formal written charter, which is available on our web site at www.goldresourcecorp.com.

Audit Committee Report. The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report:

We have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2021 with management and have discussed with Plante & Moran PLLC, our independent registered public accounting firm for 2021, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the U.S. Securities and Exchange Commission (SEC), with respect to those statements. We have reviewed the written disclosures and the letter from Plante & Moran PLLC required by the PCAOB regarding Plante & Moran PLLC’s communication with the audit committee concerning independence and have discussed with Plante & Moran PLLC its independence in connection with its audit of our most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that the financial statements be included in our annual report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted,

Alex Morrison (Chair and member), Lila Murphy (member), Ron Little (member)

Compensation Committee. The Compensation Committee, currently composed of Alex Morrison (Chair), Joe Driscoll and Ron Little as members, each of whom are independent under the NYSE American Rules, is responsible for establishing the compensation of our CEO, reviewing and determining the compensation of our executive officers and non-executive directors and determining or recommending our general compensation, benefits, perquisites, policies and practices, including, without limitation, our incentive compensation plans and equity-based compensation plans, and preparing a Compensation Committee Report to be included with our proxy statement. Each of the Compensation Committee members meets the definition of “independent” as defined in the NYSE American Rules.

In performing its functions, the Compensation Committee considers, among other things, the recommendations of an independent compensation consultant, the types and amounts of compensation that have been paid to our executives and non-executive directors in the recent past, peer group compensation, as well as recent individual and overall Company performance.

The Compensation Committee has adopted a formal charter, a copy of which is available on our website at www.goldresourcecorp.com.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was ever an officer of the Company or served as an employee or participated in a related party transaction during the last fiscal year. No member of the Compensation Committee or executive officer of our Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Nominating and Governance Committee. The Nominating and Governance Committee comprises Lila Murphy (Chair), Alex Morrison and Joe Driscoll as members, each of whom is independent under the NYSE American Rules. The committee is primarily responsible for (1) identifying and evaluating qualified individuals to become members of the Board or to fill any vacancies that arise, including suggestions from members of the Board as well as from shareholders, and to recommend such nominees to the Board; (2) determining the criteria the committee will use to evaluate such candidates for director; (3) periodically reviewing the function and size of the Board and making recommendations to the Board; (4) evaluating the Company’s corporate governance practices and recommending any changes to those guidelines or constituent documents; (5) evaluating the effectiveness of the Board and its committees, its membership and its structure; and (6) developing effective continuing education guidelines for the members of the Board.

The Nominating and Governance Committee acts pursuant to its charter available on our website at www.goldresourcecorp.com.

The committee will consider director candidates nominated by shareholders and will apply the same criteria to all nominees, including shareholder recommendations. A shareholder who wishes to recommend a prospective director nominee should send a letter directed to the attention of Kim Perry, Corporate Secretary, 7900 East Union Avenue, Suite 320, Denver, Colorado 80237. Such letter must be signed and dated and submitted by the date mentioned in this proxy statement under the heading “Shareholder Proposals.” The information required by Regulation 14A of the Securities Exchange Act must be included in or attached to the letter, including but not limited to:

●	name and address of the shareholder making the recommendation;
●	proof that the shareholder was the shareholder of record, and/or beneficial owner of common stock as of the date of the letter;
●	the name, address and resume of the recommended nominee; and
●	the written consent of the recommended nominee to serve as a director if so nominated and elected.

Specific minimum qualifications for directors and director nominees which the committee believes must be met in order to be so considered include strategic managerial and financial skills and experience, mining industry expertise, and knowledge in other areas that are strategically important to us. Other considerations include diversity, exemplary personal integrity and reputation, sound judgment, potential or actual conflicts of interest, and sufficient time and willingness to devote to the discharge of his or her duties.

Safety, Sustainability and Technical Committee. The Safety, Sustainability and Technical Committee was established effective January 1, 2020. As of the date of the Proxy, the members of the committee are Joe Driscoll (Chairperson), Lila Murphy and Ron Little. The Committee is primarily responsible for the review and monitoring of (1) environmental policies and activities including audit plans and reports; (2) health and safety policies and activities including audit plans and reports; (3) policies and activities related to the engagement of communities, government and other stakeholders; (4) policies and activities related to the sustainability of communities within the areas of operations; and (5) policies and activities related to sustainable use of renewable and non-renewable resources.

The Safety, Sustainability and Technical Committee acts pursuant to its charter available on our website at www.goldresourcecorp.com.

Environmental, Social And Other Corporate Governance

The Safety, Sustainability and Technical Committee is charged with evaluation and oversight of the Company’s policies related to environmental, safety and health and social risks, all of which are available on our website at www.goldresourcecorp.com. These policies demonstrate the Company’s continued commitment to improving both its operations and the environment and surrounding communities in which it operates.

The Company is always focused on environmental impact, sustainability and investment in the local and indigenous communities where it operates. Some examples include:

●	construction of the water filtration and dry stack facilities in 2021 which will conserve and recirculate water, eliminate risks related to traditional tailings facilities and accelerate reclamation of certain areas of the open pit mine;

●	construction of the paste plant in 2019 which repurposes a portion of its above-ground tailings by backfilling its underground workings with a solution which reduces the tailings storage footprint and reinforces underground mine stability;
●	use of recycled materials in the construction of its Oaxaca, Mexico mine camp;
●	successful power line connection of its Don David Gold Mine in Oaxaca, Mexico to the Federal Electricity Commission’s power grid, replacing onsite diesel power generation and reducing local carbon emissions and providing first time electricity access to approximately 25,000 families along the power line route;
●	investments in local infrastructure, such as a local water treatment facility, medical and dental clinics;
●	bursaries and scholarships provided for local youth to attend post-secondary education;
●	sponsoring local activities, including school and community social events; and
●	supporting local residents through educational scholarships.

For the seventh consecutive year, the Don David Gold Mine earned the prestigious Empresa Socialmente Responsable (“ESR”) award from the Mexican Center for Philanthropy (CEMEFI). Awards are given to organizations who demonstrate a commitment to supporting social and environmental protection programs within their local communities.

Additionally, in 2021, we prepared a reporting framework based on the Sustainability Accounting Standards Board (“SASB”) Metals and Mining Protocols. The 2021 report includes 2020 results on the following categories: Green House Emissions, Air Quality, Energy Management, Water Management, Waste & Hazardous Materials Management, Biodiversity Impacts, Security, Human Rights & Rights of Indigenous Peoples, Community Relations, Labor Relations, Workforce Health & Safety and Business Ethics & Transparency. This SASB report, along with our Tailings Dam Disclosure, can be found on our website at www.goldresourcecorp.com.

The Company regularly consults with the local and indigenous communities in Mexico and hosts discussions related to impacts of operations and local improvements. The Company recognizes access to water as a human right and will continue to support the communities in which it operates in this regard. The Company continues to evolve in this area with a focus on environmental stewardship, community engagement, human rights issues and enhanced disclosures of our impact and activities.

Communications with the Board of Directors

Our Board maintains a policy of reviewing and considering communications from our shareholders and interested parties. Any shareholder or interested party who desires to contact the Board may do so as follows:

Medium	Number / Address
Telephone	(303) 320 – 7708
Email	Info@GRC-USA.com
Regular Mail	7900 East Union Avenue, Suite 320, Denver, CO 80237

Such communications may also be forwarded to the Board by mail in a sealed envelope addressed to an individual director or the Board by mailing to our corporate headquarters in Denver, Colorado. We will deliver the envelope unopened (1) if addressed to an individual director, to such director, or (2) if addressed to the Board, to the Chair of the Board who will report on the contents to the other board members.

Our directors periodically review communications from shareholders or interested parties and determine, at their discretion, whether the communication addresses a matter that is appropriate for consideration by the Board. Directors also attend the annual meeting of shareholders and receive communications directly from shareholders at that time.

Code of Ethics and Whistleblower Policy

We maintain a written Code of Ethics, a copy of which is available on our website at www.goldresourcecorp.com. In the event the Board approves an amendment to or a waiver of any provision of the Code of Ethics, we will disclose the information on our website.

The Company also maintains a Whistleblower Policy, a copy of which is available on our website at www.goldresourcecorp.com. We are committed to conducting appropriate investigations and supporting individuals who report in good faith concerning any perceived illegal acts, fraud, and/or violations of the Code of Ethics.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and stockholders who own more than 10% of our stock to file forms with the SEC to report their ownership of our stock and any changes in ownership. We assist our directors and executive officers by identifying reportable transactions of which it is aware and preparing and filing their forms on their behalf. All persons required to file forms with the SEC must also send copies of the forms to us. We have reviewed all forms provided to us. Based on that review and on written information given to use by our executive officers and directors, we believe that all Section 16(a) filings during the past fiscal year were filed on a timely basis and that all directors, executive officers and 10% beneficial owners have fully complied with such requirements during the past fiscal year except for one late filing involving Joseph Driscoll, a member of our Board, two late filings involving Ronald Little, a member of our Board, one late filing involving Elizabeth Ann Wilkinson, our former Corporate Secretary and one late filing involving Richard Irvine, our former Chief Operating Officer.

Prior auditor disclosures

Plante & Moran, PLLC (“Plante Moran”) served as our independent public accounting firm from October 1, 2018 when our prior independent public accounting firm, EKS&H LLLP combined with Plante Moran, until December 31, 2021, following such time Plante Moran declined to continue as our independent auditor. The audit reports of Plante Moran on the Company’s consolidated financial statements as of and for the years ended December 31, 2021 and 2020, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the December 31, 2021 opinion on the internal control over financial reporting contained a separate paragraph stating that “In our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO because a material weakness in internal control over financial reporting existed as of that date related to the operating effectiveness of review controls over the accounting for and valuation of acquired assets and liabilities in the application of the acquisition method of accounting for asset acquisitions.”

During the years ended December 31, 2021 and 2020, there were no (1) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with Plante Moran on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Plant Moran, would have caused Plante Moran to make reference to the subject matter of the disagreement in their reports, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) other than as noted above.

The Company provided Plante Moran and BDO with a copy of the disclosures required by Item 304(a) of Regulation S-K prior to the time this proxy statement was filed with the SEC. In the event that Plante Moran or BDO believed the disclosures were incorrect or incomplete, each was permitted to express its views in a brief statement to be included in this proxy statement. Neither submitted such a statement.

The following table sets out the aggregate fees billed by our former principal auditor, Plante & Moran, PLLC for services rendered during the fiscal years ended December 31, 2021 and 2020 in connection with our annual audits and quarterly reviews, as well as for any other non-audit services provided by the firm:

	Plante Moran	Plante Moran
	2021	2020
Audit Fees	$419,800	$347,000
Audit Related Fees	20,000	105,700
Tax Fees	6,500	111,500
All Other Fees	0	16,992
Total Fees	$446,300	$581,192

Audit Fees. This category includes fees related to the audit of our annual financial statements; review of financial statements included in our quarterly reports on Form 10-Q; the audit of management’s assessment of the effectiveness as well as the audit of the effectiveness of our internal control over financial reporting included in our Form 10-K as required by Section 404 of the Sarbanes-Oxley Act of 2002; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements during those fiscal years. For 2021, this category includes additional audit services provided in connection with the acquisition of Aquila Resources Inc.

Audit-Related Fees. This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” For 2020, this category includes the additional audit services provided in connection with the spin-off of the Nevada assets.

Tax Fees. This category consists of professional services rendered by the independent registered public accounting firm primarily in connection with our tax compliance activities, including the preparation of tax returns and technical tax advice related to the preparation of tax returns. For 2020, this category includes the tax services provided in connection with the spin-off of the Nevada assets.

All Other Fees. This category consists of fees for other corporate services that are not included in the other categories of fees.

During fiscal 2021, the Audit Committee approved in advance all services provided by Plante Moran.

Our Executive Officers

In addition to our CEO and President, Allen Palmiere, who also serves as a member of our Board and whose biographical information is disclosed under the heading “Directors,” our executive officers as of the date of this proxy statement include the following individuals:

Kimberly C. Perry, age 47, was appointed Chief Financial Officer in August 2020. Prior to her appointment, Ms. Perry served as an Independent Director for the Company since April 2019. Ms. Perry is an accomplished leader with more than 20 years’ experience, of which 17 years are in the mining industry in senior executive positions. Most recently, Ms. Perry was treasurer and vice president at Alacer Gold Corporation from 2013 to 2019, and prior to that, as compliance officer and director of internal audit. From 2005 to 2012, Ms. Perry served in various senior roles at Newmont Mining Corporation. Ms. Perry is a CPA and received a Bachelor of Science in Business Administration from Auburn University.

Alberto Reyes, age 47, was appointed Chief Operating Officer in May 2021. Mr. Reyes is a B.Eng by training, has more than 20 years of experience in the mining industry in an operational capacity. His international experience includes North and Latin America, South Africa, Australia, the Philippines, Ghana, and Brazil. Mr. Reyes’ expertise includes operations, mine planning, feasibility studies, developing cost-saving strategies, and community and government relations. Mr. Reyes has progressively held more senior roles in Newcrest Mining LTD, GoldFields International Ltd. Luna Gold Corp, and most recently Vice President of Operations at Coeur Mining. Mr. Reyes possesses a B.Eng Mining from Laurentian University, Sudbury, Ontario, is a Chartered Professional Mining and a qualified person with the AusIMM.

Our officers serve at the pleasure of the Board.

Executive Compensation

Compensation Discussion and Analysis

At Gold Resource Corporation, the Compensation Committee‘s objective is to implement best-in-class governance for executive compensation. We believe executive compensation is key to helping us achieve our strategic goals and build and retain our success-proven team, and therefore have designed a compensation philosophy with these objectives in mind. Our compensation philosophy is built on four guiding principles:

1.	Shareholder Alignment – an important element of executive compensation is annual awards of equity-based compensation to encourage a focus on long-term shareholder value.
2.	Pay for Performance – a significant portion of overall executive pay will be based upon the achievement of pre-determined short-term and long-term performance targets.
3.	Attract and Retain Quality People – operating in a highly competitive talent marketplace, the compensation will be such as to attract, retain and motivate experienced, team-oriented quality people.
4.	Disciplined Approach – As we work to put in place an appropriate and effective program of compensation for management, reviews and controls of the compensation design and actual compensation awards (individual and aggregate) will be conducted for reasonableness, with the intent that risk-taking is kept at acceptable levels and cash and equity awards are fiscally prudent.

We are confident that the best way to achieve our strategic goals, attract and retain top talent and align with shareholders is by providing an appropriate mix of three major elements of compensation (salary, annual bonus and long-term incentives), and adopting the proactive controls and policies below:

What We Have Accomplished So Far

♦ We have engaged an independent compensation consultant to assess and provide guidance on our compensation philosophy and to conduct ongoing peer reviews of executive and non-executive director compensation

♦ We have adopted an incentive compensation clawback policy

♦ We promote retention with annual equity awards that vest over 3 years

♦ We promote performance and retention with equity awards that are based on performance

♦ Our compensation plans mitigate excessive risk taking

♦ We require minimum share ownership levels for executives and directors

♦ We have a double trigger for cash severance upon change of control

♦ Our compensation program for both management and directors aligns our interests with that of shareholders.

What We Won’t Do

♦ We do not reprice underwater stock options

♦ We do not guarantee incentive compensation

♦ We do not provide tax gross-ups for perquisites

Named Executive Officers

The individuals who served as our principal executive officer and principal financial officer during the year ended December 31, 2021, as well as the other individuals included in the Summary Executive Compensation Table below, are referred to as named executive officers (“NEOs”) throughout this Compensation Discussion and Analysis.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee annually reviews and determines the compensation for the NEOs, including the CEO, and is also responsible for approving any equity compensation for non-executive employees. Our CEO reports to the Compensation Committee regarding the individual performance of the other NEOs and the NEOs may also offer evaluations of non-executive employees’ individual performance for consideration of equity awards. The CEO plays a role in executive compensation decisions by making recommendations to:

●	the Board regarding the Company’s annual objectives, some of which may be used in our short-term incentive program;
●	the Compensation Committee regarding the annual objectives for the other executive officers and providing assessments of their performance relative to such objectives; and
●	the Compensation Committee regarding executive officer base salary adjustments, target annual performance-based cash incentives awards and actual payouts, and long-term incentive awards under our equity incentive plan.

Role of Independent Third-Party Compensation Consultant

In early 2021, the Compensation Committee engaged an outside consultant, Roger Gurr & Associates (the “Compensation Consultant”) with the long-term intention to conduct a review over the course of 2021 of the Company’s executive and director compensation policies and practices. The Compensation Consultant reviewed the CEO, CFO and COO executive compensation levels and recommended a compensation philosophy, an updated peer group, the granting on an annual basis of long-term incentive awards, along with the inclusion of Performance Share Units (“PSUs”) as a long-term incentive vehicle. The Compensation Committee and the Board considered the advice contained in the 2021 report when determining the fiscal 2021 executive compensation program and overall compensation philosophy.

The statement of work (mandate and fees) of the Compensation Consultant were pre-approved by the Compensation Committee. The Company has paid the Compensation Consultant $57,200 during 2021. The Compensation Committee assessed the independence of the Compensation Consultant pursuant to SEC rules and concluded that the Compensation Consultants work does not raise any conflicts of interest. Other than such services described herein as a third-party compensation consultant, the Compensation Consultant provided no other services to the Company and is not considered an employee of the Company.

Elements of Executive Compensation and Pay Mix

As discussed above, our NEO compensation program for 2021 comprises three main elements: base salary, an annual short-term incentive plan (“STIP”) cash award, and long-term equity-based incentive compensation (“LTIP”) in the form of PSUs, RSUs and stock options. We believe that this compensation structure appropriately aligns the interests of the executives with our shareholders by encouraging equity ownership through equity awards and motivates our NEOs to maximize shareholder value.

As part of the extensive review of the compensation philosophy and policies in early 2021, the Company redefined its compensation structure. The overall structure consists of base salary and a mix of short-term and long-term compensation. Annual total direct compensation (TDC) for NEOs consists of base salary, short-term incentive and long-term incentive compensation. Approximately 60% to 65% of the executive’s TDC will be derived from performance-based measures. Initial 2021 TDC was structured as follows:

Compensation Element	Type of Pay	Approximate % of Total Compensation
Base Salary	Fixed	35 – 40%
STIP	Variable	15 – 35%
LTIP	Variable	30 – 45%

In addition to the main compensation elements described above, additional benefits provided to executive officers and key employees as part of their compensation packages include health insurance, a health expense reimbursement plan and a 401(k) retirement plan (for US residents). To the extent the NEOs participate in these programs, they generally do so on the same basis as our other employees. We believe these benefits are consistent with those offered by other companies with which we compete for executive talent. Our NEOs do not typically receive perquisites nor do we maintain any deferred compensation plans for our executive officers.

Peer Group

Work with the independent Compensation Consultant will continue to set target TDC levels for each executive with reference to the TDC levels of a group of peer mining companies (“Compensation Peer Group”) in recognition of the need to attract, motivate and retain key employees with the requisite skills to execute the Company’s long-term objectives. Median of the Compensation Peer Group was evaluated when setting the target TDC levels of performance with the opportunity to significantly exceed the median for superior performance levels. The 2021 Compensation Peer Group was defined as follows:

Peer Group
Americas Gold and Silver Corporation	Gran Colombia Gold Group
Argonaut Gold Inc.	Great Panther Mining Limited
Avino Silver & Gold Mines Ltd.	Harte Gold Corp.
Bear Creek Mining Corporation	Jaguar Mining Inc.
Calibre Mining Corp.	Orla Mining Ltd.
Excellon Resources Inc.	Northern Vertex Mining Corp.
Galiano Gold Inc.	Roxgold Inc.
Go Gold Resources Inc.	Victoria Gold Corp.

The Compensation Peer Group was selected based on several factors including, but not limited to, gold and silver producers, operations in the Americas and market capitalization with a range of $100 million to $500 million.

2021 Executive Compensation Decisions

Base Salary

In determining base salaries for 2021, the Compensation Committee considered the roles and responsibilities of each individual, the existing compensation opportunities of the executives as part of the onboarding and recruitment process, as well as the base salaries of similarly situated executives in the Compensation Peer Group. Based on the foregoing, base salary levels for our named executive officers for 2021 were set at the levels set forth below. We did not make any year-over-year changes to the base salary of Ms. Perry, as her base salary was established in the fall of 2020. We will continue to evaluate the base salary levels of our executives on an ongoing basis and may make appropriate adjustments to base salary levels in the future.

Executive	2020 Base Salary	2021 Base Salary	% Change
Mr. Palmiere	N/A	$450,000	N/A
Ms. Perry	$300,000	$300,000	0%
Mr. Reyes	N/A	$310,000	N/A

2021 STIP

Each of our executives is eligible to participate in our short-term incentive program, at a target level established pursuant to their respective employment agreements and expressed as a percentage of base salary. For 2021, our executive officers had the following target STIP amounts:

Executive	2021 Target Bonus % of Base Salary
Mr. Palmiere	60%
Ms. Perry(1)	40%
Mr. Reyes	40%

(1) Ms. Perry’s employment contract states her target bonus is 100% of base salary; however, it is the intended practice for this target to be 40% of base salary.

While the Company established a well thought-out compensation philosophy in 2021, performance measures were not set at the beginning of 2021 due to the transition from prior management to a new Board of Directors and Compensation Committee. Therefore, the Compensation Committee determined 2021 STIP amounts on a discretionary basis considering guiding principles of 1) paying competitively for high caliber people, 2) shareholder alignment and reasonableness (i.e. design and actual pay are fiscally prudent and reasonable under the current existing realities), and 3) several corporate and individual performance factors including, but not limited to, the following:

●	establishment of initiatives to positively influence Relative TSR;
●	achievement of production goals after considering the impact of COVID;
●	achievement of financial measures related profitability levels;
●	balance sheet strength with regards to liquidity and capital structure;
●	business execution and advancement of capital projects;
●	acquisition of Aquila Resources Inc contributing to the long-term vision; and
●	other relevant measures of corporate and individual performance.

The Compensation Committee exercised its authority in determining the discretionary component of the 2021 STIP should be awarded at target.

Although the payout of the 2021 STIP was discretionary, the 2022 STIP will be performance-based pay using pre-determined targets, with reference to achievement of the below measures of success in order of priority:

Measures of Success
Safety & ESG

Relative TSR

Operational

Financial

Resource & Reserve Replacement

Growth Projects

2021 LTIP

To align the compensation of our named executive officers with the interests of our shareholders, and to incentivize the retention of our executive officers over the long term, we determined to award equity-based incentives to our named executive officers on an annual basis. LTIP grants for 2021 consisted of stock options, RSUs, and PSUs, with the following general terms and conditions:

●	Stock Options:
o	Ten-year term
o	Exercise price equal to the fair market value on the date of grant (which is deemed to be the closing price on such date)
o	three-year ratable vesting; 33.3% vest after one year; 33.3% vest after two years; 33.3% vest after three years
●	RSUs:
o	three-year ratable vesting; 33.3% vest after one year; 33.3% vest after two years; 33.3% vest after three years
●	PSUs:
o	three-year cliff vesting
o	Amount vested can be between 0% - 150% of target number of shares, based on relative total stockholder return of the Company as compared to the Compensation Peer Group;
o	Lowest 1/3rd of peer group – 0% vest, median of peer group – 100% vest, top performance – 150% vest, with pro-rated vesting between levels.

We determined the amount awarded to each executive based on the terms of their respective employment agreements and the awards made to similarly situated executives in the Compensation Peer Group. The table below reflects the 2021 LTI Awards made to our executives in March 2022 following the end of the 2021 fiscal year. Exercising their authority, the Compensation Committee awarded the 2021 LTI above target due to the transformative measures implemented and the financial performance of the Company during fiscal year 2021. Because the 2021 awards were made after the end of the fiscal year, they are not reflected in the Summary Compensation Table or any of the executive compensation tables below in this proxy statement. Instead, our 2021 awards will be reported in the executive compensation tables in our 2023 proxy statement.

Executive	2021 LTI Target ($)	2021 LTI Actual ($)	Stock Options (#)	RSUs (#)	PSUs (#)
Mr. Palmiere	$500,000	$575,000	160,408	78,598	114,324
Ms. Perry	$275,000	$300,000	80,204	39,299	63,116
Mr. Reyes	$275,000	$300,000	80,204	39,299	63,116

Other 2021 Compensation Items

We made a sign-on award of stock options to Mr. Palmiere in connection with his commencement of employment with the Company. The amount of his sign-on award was determined as a result of negotiation with Mr. Palmiere and as an inducement for him to accept employment with the Company as CEO. The sign-on stock option award covers 500,000 shares of our common stock, has a ten year term, and an exercise price per share equal to the fair market value on the date of issuance.

Risk Assessment

The Compensation Committee considers the risk implications associated with our compensation policies and practices on an on-going basis and as part of its annual compensation review. There are no identified risks arising from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. The executive compensation program seeks to encourage actions and behaviors directed towards increasing long-term value while modifying and limiting incentives that promote inappropriate risk-taking.

The Compensation Committee’s risk assessment and risk management is based on the underlying philosophy that guides the Committee in the design of the key elements of compensation as follows:

●	provide total compensation that is competitive to attract, retain and motivate experienced, high caliber executives in a mining employment marketplace with a shortage of world-class executive talent;
●	balance the mix or relative value of the key elements of compensation (salary, annual performance-based cash incentives, long-term incentives), providing sufficient stable income at a competitive level so as to discourage inappropriate risk taking while also providing an important portion of total compensation that is variable and “at-risk” for executives;
●	strengthen and maintain the link between pay and performance, both Company and individual performance, and develop objectives against which performance is measured that can be fairly assessed and do not encourage inappropriate risk taking; and

●	defer a significant portion of “at-risk” compensation to keep executives focused on continuous long-term, sustainable performance.

Some specific controls that are in place to mitigate certain risks are as follows:

●	Business Continuity and Executive Retention Risk. Total compensation is reviewed annually so that it may be adjusted to remain competitive year over year, and so that we have sufficient ‘holds’ on our key talent through potential forfeiture of unvested incentives, for example.
●	Environmental and Safety Risk. Environmental and safety are important factors used to assess the on-going performance of the Company and may have an important (and direct) impact on executive pay as a metric in our short-term incentive program.
●	Cash Flow Risk. Salary levels are fixed in advance, while annual performance-based cash incentive awards are limited in that they are linked to performance and are a percentage of salary.
●	Stock Dilution Risk (from issuances of long-term incentives in the form of equity incentive awards). Our equity incentive plan has been limited to five million Common Shares under option for many years. In addition, certain equity incentive awards may be paid in cash based on the Common Share price at the time of payout to limit dilution.
●	Inappropriate Risk Taking. Align executive interests with interests of shareholders by encouraging equity exposure through long-term incentives such as RSUs, PSUs, and stock options, and mitigating incentives to undermine value through an anti-hedging policy.

Clawback Policy

The Company maintains a clawback policy applicable to executive compensation in the event of misconduct on the part of executive officer, including any such misconduct that results in a restatement of its financial statements. The clawback policy is filed with the SEC as an exhibit to our annual report on Form 10-K for the year ended December 31, 2017.

Compensation Committee Report.

The Compensation Committee of the Board of Directors is pleased to present this Compensation Committee Report:

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2021.

Respectfully submitted,

Alex Morrison (Chair) and Joe Driscoll (member)

Summary Executive Compensation Table

The following table summarizes the total compensation of all persons serving as our CEO, CFO and our three most highly compensated other executive officers (a.k.a. “named executive officers” or “NEOs”) during fiscal 2021:

									Non-Equity
Name and					Stock		Option		Incentive	All Other
Principal	Position	Year	Salary	Bonus	Awards (1)		Awards(1)		Award	Compensation	Total
Allen J. Palmiere (2)	CEO, President and Director	2021	$450,000	$270,000	-		$857,000		$-	$1,797	$1,578,797
Kimberly C. Perry	Chief Financial	2021	$300,000	$120,000	-		-		$-	$1,797	$421,797
	Officer	2020	$112,500	$105,000	$457,501	(3)	260,900	(3)	-	$1,863	$1,003,513
Alberto Reyes (4)	Chief Operating	2021	$189,326	$124,000	-		-		$-	$1,797	$315,123

Ann Wilkinson(5)	Vice President, Investor Relations and Corporate Affairs	2021	$201,533	$-	-		-		-	$1,797	$203,330
Barry D. Devlin (6)	Vice President	2021	$57,750	-	-		-		-	-	$57,750
	Exploration	2020	$346,500	$139,275	31,406		46,458		-	$10,113	$573,752
		2019	$346,500	$101,625	173,502		-		$17,325	$9,727	$648,679
Richard M. Irvine(7)	Chief Operating	2021	$107,463	-	-		-		-	$345,741	$453,205
	Officer	2020	$383,931	$133,500	29,910		22,164		-	$18,196	$587,701
		2019	$399,269	$97,500	165,238		-		$16,500	$16,858	$695,365

(1)	All awards shown are based on their grant date fair value determined pursuant to ASC Topic 718, as disclosed in note 16 to our 10-K filed on March 10, 2022.
(2)	Mr. Palmiere was appointed President and Chief Executive Officer effective January 1, 2021.
(3)	Ms. Perry was appointed Chief Financial Officer on August 10, 2020 and received a sign-on grant of 100,000 RSU’s and 100,000 stock options with an exercise price of $3.45. Additionally, as a result of the Fortitude Gold spin-off, Ms. Perry received 25,000 RSU’s related to the 25% adjustment made to unvested RSU’s and the exercise price for stock options issued was adjusted by $1.00.
(4)	Mr. Reyes was appointed Chief Operating Officer effective May 20, 2021.
(5)	Ms. Wilkinson was appointed Vice President, Investor Relations and Corporate Affairs effective February 1, 2021 and her employment terminated without cause January 31, 2022. The amount shown as “Salary” is a conversion to USD from Ms. Wilkinson’s salary paid in Canadian dollars (C$251,917), using an average exchange rate of 1 USD to 1.31 CAD for the twelve months ended December 31, 2021.
(6)	Mr. Devlin resigned from the Company effective February 28, 2021.
(7)	Mr. Irvine’s employment terminated without cause on April 20, 2021. Amounts shown as “All Other Compensation” for Mr. Irvine include, 1) his 2021 separation payment of $330,000 per Mr. Irvines employment agreement, 2) $13,835, $16,333 and $14,937 for 2021, 2020 and 2019, respectively, individual health plan cost to provide international health care benefits that the executive is not eligible to receive through the health insurance plan maintained for all other employees, and 3) $1,863 and $1,921 for gold and silver coins distributed. Mr. Irvine’s salary in 2019 has been revised to reflect over payments made in the respective year.

2021 Grants of Plan-Based Awards

The following table summarizes grants of awards to the NEOs during the fiscal year ended December 31, 2021:

	Grant	All Other Option Awards Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards
Name	Date	(#)	($)	($)
Allen J. Palmiere	1/4/2021(1)	500,000	3.31	857,000

Kimberly C. Perry	-	-	-	-

Alberto Reyes	-	-	-	-

Ann Wilkinson	-	-	-	-

Barry D. Devlin	-	-	-	-

Richard M. Irvine	-	-	-	-

(1) This grant consists of 500,000 stock options granted in 2021, which vest in three equal traches on January 4, 2022, January 4, 2023 and January 4, 2024. The grant date fair value of the award was computed in accordance with FASB ASC Topic 718, as described in note 16 to our 10-K filed on March 10, 2022.

Employment Agreements

We maintain written employment agreements with each of our NEOs. The employment agreements have a one-year term from their effective date and are automatically renewed for subsequent one-year terms on each successive anniversary of the commencement of employment unless either party gives notice to the other that they do not wish to renew the agreement, provided such notice is given not less than 60 days prior to expiration. In accordance with the terms of the employment agreements, each NEO receives base salary and is eligible for incentive compensation in the form of cash bonuses or equity awards. A portion of the short-term incentive compensation earned each year is determined with reference to achievement of certain performance metrics, and the remainder of any incentive compensation earned shall be determined in the discretion of the Compensation Committee, as discussed in the Compensation Discussion and Analysis above. Base salaries may be increased from time to time at the discretion of the Compensation Committee.

Allen Palmiere, President and Chief Executive Officer

Pursuant to an employment agreement dated effective January 1, 2021, the Company will pay Mr. Palmiere an annual base salary of $450,000. The agreement has no fixed expiry date and contains provisions regarding salary, paid vacation time, eligibility for annual equity-based awards and performance-based cash bonuses, benefits, and change of control of the Company. Under the terms of the agreement, Mr. Palmiere can earn a STIP bonus in cash equal to up to 60% of his then salary and is also eligible for a discretionary LTIP equity-based incentive bonus of up to $500,000 per annum. He would also be entitled to receive certain payments upon separation either before or after a change of control, as summarized in the “Estimated Termination and Change in Control Benefits” table below.

Kimberly C. Perry, Chief Financial Officer

Pursuant to an employment agreement dated effective August 10, 2020, the Company agreed to pay Ms. Perry an annual base salary of $300,000. The agreement has no fixed expiry date and contains provisions regarding salary, eligibility for annual equity-based awards and performance-based cash bonuses, benefits, and change of control of the Company. She would also be entitled to receive certain payments upon separation either before or after a change of control, as summarized in the “Estimated Termination and Change in Control Benefits” table below.

Alberto Reyes, Chief Operating Officer

Pursuant to an employment agreement dated effective May 20, 2021, the Company agreed to pay Mr. Reyes an annual base salary of CAD$310,000. The agreement has no fixed expiry date and contains provisions regarding salary, eligibility for annual equity-based awards and performance-based cash bonuses, benefits, and change of control of the Company. He would also be entitled to receive certain payments upon separation either before or after a change of control, as summarized in the “Estimated Termination and Change in Control Benefits” table below.

Ann Wilkinson, Vice President, Investor Relations and Corporate Affairs

Pursuant to an employment agreement dated effective February 1, 2021, the Company agreed to pay Ms. Wilkinson annual base salary of CAD$265,000. The agreement has no fixed expiry date and contains provisions regarding salary, eligibility for annual equity-based awards and performance-based cash bonuses, benefits, and change of control of the Company. She would also be entitled to receive certain payments upon separation either before or after a change of control, as summarized in the “Estimated Termination and Change in Control Benefits” table below.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table summarizes the outstanding equity awards of our NEOs at the fiscal year-end December 31, 2021:

Stock Awards
Equity
Incentive
Plan
Awards:
										Number of	Equity Incentive Plan
	Number of	Number of				Number of		Market		Unearned	Awards: Market or
	Securities	Securities				Shares or		Value of		Shares, Units	Payout Value of
	Underlying	Underlying				Units of		Shares Or		or Other	Unearned Shares,
	Unexercised	Unexercised				Stock That		Units That		Rights That	Units or Other Rights
	Options	Options		Option	Option	Have Not		Have Not		Have Not	That Have Not
Name	Exercisable	Unexercisable		Exercise Price	Expiration Date	Vested		Vested		Vested	Vested
	(#)	(#)		($)		(#)		($)		(#)	($)
Allen Palmiere		500,000	(1)	3.31	1/4/2031	-		-		-	-
Kimberly Perry	100,000	-		2.95	4/11/2029	-		-		-	-
	33,333	66,667	(2)	3.45	8/7/2030	-		-		-	-
	-	-		-	-	83,334	(2)	130,001	(3)
Alberto Reyes	-	-		-	-	-		-		-	-
Ann Wilkinson	-	-		-	-	-		-		-	-
Barry Devlin	-	-		-	-	-		-		-	-
Richard Irvine	-	-		-	-	-		-		-	-

(1)	The award vests in three equal tranches on January 4, 2022, January 4, 2023, and January 4, 2024.
(2)	The awards vest as follows: one-third on or around August 7, 2021, one-third on or around August 7, 2022 and one-third on or around August 7, 2023.
(3)	Value is equal to the number of outstanding RSUs multiplied by the $1.56 closing price of our common stock on December 31, 2021.

2021 Option Exercises and Stock Vested

The following table summarizes the options exercised by our NEOs and RSU awards vested and settled in shares of common stock during fiscal 2021:

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized on
Name	on Exercise (1)	Exercise	on Vesting	Vesting(2)
	(#)	($)	(#)	($)
Allen Palmiere	-	-	-	-
Kimberly C. Perry	-	-	41,666	79,165
Alberto Reyes	-	-	-	-
Ann Wilkinson	-	-	-	-
Barry Devlin	41,667	61,876	-	-
Rick Irvine	-	-	-	-

(1)	Value us based on simple average ($2.785/share) of high ($2.83/share) and low ($2.74/share) of the share price on the date of exercise May 7, 2021 less the strike prices of $1.30/share.
(2)	Value is equal to the number of RSUs vested multiplied by the $1.90 closing price of our common stock on the vesting date.

Estimated Termination and Change in Control Benefits

The tables below show compensation payable to each of our current NEOs upon various termination scenarios both before and after a change of control of the Company (defined in the tables as “COC”). The amounts shown assume that termination occurred on December 31, 2021 and the closing price per share on such date was $1.56. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company. Certain of our executives are subject to post-termination restrictive covenants that restrict their ability to own, operate or manage any mineral property within 50 kilometers of the Companies operations in Oaxaca, Mexico for a period of 12 months after termination of employment.

		Termination by Company
Allen Palmiere	Voluntary or	Without Cause or by Exec
	Termination	for Good Reason
	for Cause	Prior to COC		After COC		Death	Disability
Cash Compensation
Cash Severance	$—	$1,220,000	(1) (2)	$1,990,000	(3)	$—	$—
Acceleration of Unvested Equity
Restricted Share Units	—	—		—		—	—
Options	—	—		—	(4)	—	—
Benefits
Health Benefits (5)	—	11,016		22,032		—	—
Total	$—	$1,231,016		$2,012,032		$—	$—

(1)	Cash severance is equal to the sum of (a) Mr. Palmiere's annual salary, plus (b) a prorated amount of his prior year bonus (inclusive of both STIP and LTIP components). To calculate the prorated bonus payable upon severance, the amount of his prior year bonus (inclusive of both STIP and LTIP components) is divided by twelve, and the product is multiplied by twelve plus one additional month for each completed year of service up to a total of twenty-four months.
(2)	Because no bonus amounts have yet been paid as of December 31, 2021, if Mr. Palmiere were terminated without cause or resigned for good reason as of December 31, 2021, his prorated bonus would be based on his target bonus amounts, specifically, an STIP target of $270,000 (60% of his salary) and an LTIP target of $500,000.
(3)	In the event Mr. Palmiere is terminated without cause or he terminates employment for good reason within twelve months of a change in control (as defined in the employment agreement), he would be entitled to receive a payment equal to two times the sum of (a) his then-annual salary, and (b) a pro-rated bonus payment (inclusive of STIP and LTIP components Because no bonus amounts have yet been paid as of December 31, 2021, if Mr. Palmiere were terminated without cause or resigned for good reason as of December 31, 2021, his prorated bonus would be based on his target bonus amounts, specifically, a STIP target of $270,000 (60% of his salary) and a LTIP target of $500,000.
(4)	All unvested options will become vested. Because the exercise price ($3.31) of his 500,000 outstanding unvested options exceeds the share price

($1.56) of the Company at December 31, 2021, zero value is reflected in the table above.
(5)	The Company is required to maintain Mr. Palmiere's health benefits (or pay cash consideration in lieu thereof) during the applicable Severance Period. For a termination prior to a change in control, the Severance Period is currently 12 months. For a termination in connection with a change in control, the Severance Period is 24 months.

		Termination by Company
Kimberly C. Perry	Voluntary or	Without Cause or by Exec
	Termination	for Good Reason
	for Cause	Prior to COC		After COC		Death	Disability
Cash Compensation
Cash Severance	$—	$300,000	(1)	$1,200,000	(2)	$—	$—
Acceleration of Unvested Equity
Restricted Share Units	—	—		$130,001	(3)	—	—
Options	—	—		—	(4)	—	—
Benefits
Health Benefits (5)	—	29,604		29,604		—	—
Total	$—	$329,604		$1,359,605		$—	$—

(1)	Cash severance is equal to 12 months annual salary.
(2)	In the event Ms. Perry is terminated without cause or she terminates employment for good reason within twelve months of a change in control (as defined in the employment agreement), she would be entitled to receive a payment equal to the sum of (1) twice her then-annual salary, and (2) an amount equal to the greater of the short-term incentive bonus or her targeted cash bonus in each case for the two years prior to the change of control.
(3)	All unvested RSU's will become vested (83,334). The value shown is at the share price of the company at December 31, 2021 ($1.56).
(4)	All unvested options will become vested. Because the exercise price ($3.45) of her 66,667 outstanding unvested options exceeds the share price ($1.56) of the Company at December 31, 2021, zero value is reflected in the table above.
(5)	The Company is required to provide continuing health insurance coverage for Ms. Perry for a period of 12 months following termination.

		Termination by Company
Alberto Reyes	Voluntary or	Without Cause or by Exec
	Termination	for Good Reason
	for Cause	Prior to COC		After COC		Death	Disability
Cash Compensation
Cash Severance	$—	$310,000	(1)	$868,000	(2)	$—	$—
Acceleration of Unvested Equity
Restricted Share Units	—	—		—		—	—
Options	—	—		—		—	—
Benefits
Health Benefits (3)	—	$11,016		$16,524		—	—
Total	$—	$321,016		$884,524		$—	$—

(1)	Cash severance is equal to 12 months annual salary. Canadian dollar denominated.
(2)	In the event Mr. Reyes is terminated without cause or he terminates employment for good reason within twelve months of a change in control (as defined in the employment agreement), he would be entitled to receive a payment equal to the sum of (1) twice his then-annual salary, and (2) an amount equal to the greater of the short-term incentive bonus or his targeted cash bonus in each case for the two years prior to the change of control.
(3)	The Company is required to maintain Mr. Reyes's health benefits (or pay cash consideration in lieu thereof) during the applicable Severance Period. For a termination prior to a change in control, the Severance Period is currently 12 months. For a termination in connection with a change in control, the Severance Period is 18 months.

		Termination by Company
Ann Wilkinson (1)	Voluntary or	Without Cause or by Exec
	Termination	for Good Reason
	for Cause	Prior to COC			After COC			Death	Disability
Cash Compensation
Cash Severance	$—	CAD$	265,000	(2)	CAD$	265,000	(3)	$—	$—
Acceleration of Unvested Equity
Restricted Share Units	—		—			—		—	—
Options	—		—			—		—	—
Benefits
Health Benefits (4)	—	CAD$	8,813		CAD$	13,219		—	—
Total	$—	CAD$	273,813		CAD$	278,219		$—	$—

(1)	Ms. Wilkinson was terminated without cause effective January 31, 2022. In line with Ms. Wilkinson’s employment agreement, she was entitled to compensation of one year’s salary totaling CAD$265,000.
(2)	Cash severance is equal to the sum of 12 months annual salary, paid in a lump sum if Ms. Wilkinson is terminated during the first 12 months of her employment. Following the first 12 months of Ms. Wilkinson’s employment, the severance amount is the sum of (1) 12 months of annual salary plus another month of base salary for each completed year of service from February 1, 2021, with a maximum of 18 months of base salary plus (2) 1.5x Ms. Wilkinson’s bonus for the prior year.
(3)	In the event Ms. Wilkinson is terminated without cause or she terminates employment for good reason within twelve months of a change in control (as defined in the employment agreement), she would be entitled to receive a payment equal to the sum of (1) twice her then-annual salary, and (2) 2x Ms. Wilkinson’s bonus for the prior year, payable in a lump sum.
(4)	The Company is required to maintain Ms. Wilkinson's health benefits (or pay cash consideration in lieu thereof) during the applicable Severance Period. For a termination prior to a change in control, the Severance Period is currently 12 months. For a termination in connection with a change in control, the Severance Period is 18 months.

Mr. Devlin resigned from the Company effective February 29, 2021 and did not receive any severance payments or benefits in connection with his resignation.

Mr. Irvine was terminated without cause effective April 20, 2021. Pursuant to Mr. Irvine’s employment agreement, he received cash severance in connection with his termination equal to one year of his base salary in an amount of $330,000.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Act and related regulations promulgated by the SEC, the Company is required to provide the ratio of the annual total compensation of Mr. Palmiere, who served as the Company’s Chief Executive Officer for fiscal 2021, to the annual total compensation of the median employee of the Company. The Company (including subsidiaries) currently employs a relatively small number of highly-skilled employees across the U.S., Canada and in Mexico. In 2021, the Company adopted the Mexico Labor Reform which increased the laborer workforce significantly.

For purposes of providing this ratio, we are required to identify the median employee whose compensation is used to calculate the ratio at least once every three years. We identified our median employee for the 2021 fiscal year as a non-exempt, full-time employee located in the Mexico with an annual total compensation of $18,570 for 2021 calculated in accordance with Item 402(u)(2)(i) of Regulation S-K. To identify the median employee, we relied on our internal payroll data as our consistently applied compensation measure and used December 31, 2021 as the measurement date. We collected the payroll data of all U.S. and non-U.S. employees as of the measurement date (which included base salary, bonus, recognized income from equity and other compensation) and we annualized the salary and bonus amounts for those full-time, permanent employees that were employed with the Company or its subsidiaries for less than the full fiscal year. For the non-U.S. employees, we used the average exchange rate during fiscal 2021 as the exchange rate applied to compensation paid in foreign currency.

Mr. Palmiere’s total compensation during 2021 was $1,578,797. Based on this information, the ratio of the annual compensation of the Chief Executive Officer to that of the median employee was determined to be 85 to 1. We believe this disclosure is a reasonable estimate of our CEO’s annual pay compared to our median employee. Because the SEC rules permit companies to use different methodologies, exemptions and estimates for determining employees and calculating the pay ratio, our pay ratio disclosure may not be comparable to the pay ratio disclosure reported by other companies.

Share Ownership and Reporting

As of April 7, 2022, there are a total of 88,338,774 shares of our common stock outstanding, our only class of voting securities currently outstanding. The following table describes the beneficial ownership of our voting securities as of April 7, 2022 by: (1) each of our directors, director nominees and executive officers; (2) all of our directors, director nominees, and officers as a group; and (3) each shareholder known to us to own beneficially more than 5% of our common stock. Unless otherwise stated, the address where each of the individuals may be reached is our principal executive offices, 7900 East Union Avenue, Suite 320. Denver, Colorado 80237. All ownership is direct, unless otherwise stated.

In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual exercisable within 60 days of the date of this proxy statement are exercised, but not the options owned by any other individual. A review of reports filed with the SEC lead us to conclude that no shareholders are believed to beneficially own more than 5% of our common stock.

	Number of Shares		Percentage (%)
Allen Palmiere (1)(2)	166,666	(3)	*
Alex G. Morrison (1)	337,523	(4)	*
Lila Murphy (1)	92,951	(5)	*
Joe Driscoll (1)	87,635	(6)	*
Ron Little (1)	127,635	(6)	*
Kimberly C. Perry (2)	200,458	(7)	*
Alberto Reyes (2)	--		*
Ann Wilkinson	--		*
All Officers and Directors as a Group	1,012,868	(3)(5)(6)(7)	1.14%

* Less than 1%

(1)	Director
(2)	Officer
(3)	Mr. Palmiere holds options to purchase 500,000 shares of which 166,666 are currently exercisable.
(4)	Includes options to purchase 204,500 shares which are currently exercisable and 81,452 DSUs.

(5)	Includes 40,000 DSUs awarded when joining the BOD in 2021, 5,316 DSUs awarded in lieu of 2021 and Q1 2022 director fees and 47,635 DSUs awarded in connection with 2022 annual equity award.
(6)	Includes 40,000 DSUs awarded when joining the BOD in 2021 and 47,635 DSUs awarded in connection with 2022 annual equity award.
(7)	Ms. Perry holds options to purchase 200,000 shares of which 133,333 are currently exercisable.

Share Ownership Policy

Based on a recommendation by the Compensation Committee, the Board adopted in early 2021 a Share Ownership Policy in order to set out share ownership guidelines which will enhance alignment of the interests of directors and executive officers of the Company with its shareholders. Minimum share ownership levels must be achieved within five years.

The CEO is required to own equity of the Company having a value equal to three times the gross amount of his annual base salary, the CFO and COO must own equity having a value equal to one and a half times the gross amount of his or her annual base salary. Non-executive directors are required to own equity, including DSUs, of the Company having a value equal to two times the gross amount of their annual director retainer. The details of the Share Ownership Policy can be found on the Company website at www.goldresourcecorp.com.

Anti-Hedging Policy

Pursuant to the Company’s Anti-Hedging Policy adopted in early 2021, no director or officer of the Company is permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of any Company securities granted as compensation or held, directly or indirectly, by such director or officer. The details of the Share Ownership Policy can be found on the Company website at www.goldresourcecorp.com.

Shareholder Proposals

We are not aware of any shareholder proposals for the 2022 Annual Meeting. We anticipate that the next annual meeting of shareholders will be held in May 2023. Any shareholder who desires to submit a proper proposal for inclusion in the proxy materials related to the next annual meeting of shareholders must do so in writing in accordance with Rule 14a-8 of the 1934 Act, and it must be received at our principal executive offices no later than December 9, 2022 in order to be considered for inclusion in the proxy statement for the 2023 annual meeting of shareholders.

Shareholders who intend to nominate a director at the 2023 annual meeting of shareholders without including such proposal in the 2023 proxy statement must provide us with notice of such proposal no later than ninety days before the date of the annual meeting, or within twenty days from any announcement of the annual meeting details, if such announcement is made within ninety days or less from the date of the Annual Meeting.

As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our Proxy Statement for our 2023 annual meeting of shareholders, the proxies named in our proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than February 22, 2023. Even if proper notice is received on or prior to that date, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

For proposals sought to be included in our proxy statement, the proponent must be a record or beneficial owner entitled to vote on such proposal at the next annual meeting and must continue to own such security entitling such right to vote through the date on which the Annual Meeting is held.

Other Matters

Our management and the Board know of no other matters to be brought before the Annual Meeting. If other matters are presented properly to the shareholders for action at the Annual Meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the common stock represented by such proxy are entitled to vote.

You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Annual Meeting, as we hope you will, you may vote your shares during the Annual Meeting.

By order of the Board of Directors,

Kim Perry, Chief Financial Officer and Corporate Secretary

GOLD RESOURCE CORPORATION

1 OF 2
1 1

SCAN TO VIEW MATERIALS & VOTE

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

02 0000000000

1. Election of Directors

Nominees

01) Alex G. Morrison 02) Allen Palmiere 03) Lila Manassa Murphy 04) Joseph Driscoll 05) Ronald Little

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Ratify BDO USA, LLP as independent registered accounting firm for 2022.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000553742_1 R1.0.0.24

I II SCAN TO VOTE BY INTERNET-www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of when you access the web site and follow the instructions to obtain your records and to 1----------------------+-------, ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS you can consent to receiving all future proxy statements, proxy cards and annual reports the instructions above to vote using the Internet and, when prompted, indicate that you VOTE BY PHONE -1-800-690-6903 on May 18, 2022. Have your proxy card in hand when you call and then follow the Mark, sign and date your proxy card and return it in the postage-paid envelope we have NY11717. 123,456,789,012.12345 TO VOTE , MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS : KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED . miD To withhold authority to vote for IiI For All Withhold All For All Except individual nominee(s) , mark " For Except " and write the number(s) of ou vote FOR nomi nee(s) on the line below . 0 0 0 0 0 0 0 o 05) Ronald Little Allen Palmiere 03) Lila Manassa Murphy 04) Joseph Driscoll ou vote FOR proposa1s 2 and 3 . For 0 0 Against 0 0 Abstain 0 0 tive compensation . independent registered accounting firm for 2022 . business as may properly come before the meeting or any adjournment thereof . N <....t. Please sign exactly as your name(s) appear(s) hereon . When signing as attorney, executor , administrator , or other fiduciary, please give full title as such . Joint owners should each sign personally . All holders must sign . If a corporation or M Lfl Lfl 0 0 0 0 partnership, please sign in full corporate or p_artnership name by authorized officer . SHARES CUSIP # SEQUENCE# JOB# Signature [PLEASE SIGN WITHIN BOX] Signature (Joint Owners) The Board of Di rectors recomends y the following : 1. Election of Directors Nominees 01) Alex G . Morrison02) The Board of Di rectors recomends y 2 . Advisory vote to approve execu 3 . Ratify BOO USA , LLP as NOTE : To transact such other DVIEW MATERIALS &VOTE information. Vote by 11:59 P.M. ET on May 18, 2022. Have your proxy card in hand create an electronic voting instruction form. If you would like to reduce the costs incurred by our company in mailing proxy materials, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow agree to receive or access proxy materials electronically in future years. Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET instructions. VOTE BY MAIL provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NAME THE COMPANY NAME INC.-COMMON THE COMPANY NAME INC.-CLASS A THE COMPANY NAME INC. -CLASS B THE COMPANY NAME INC. -CLASS C THE COMPANY NAME INC. -CLASS D THE COMPANY NAME INC. -CLASS E THE COMPANY NAME INC. -CLASS F THE COMPANY NAME INC.-401 K CONTROL# I ooooooooooooooool SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE OF 2 b GOLD RESOURCE CR P O RAT I ON GOLD RESOURCE CORPORATION 7900 EAST UNION AVE, SUITE 320 DENVER, CO 80237 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 l11 d l11 l1111l11II11111111111111111 1111111111111111111111111 0..,

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxvvote.com <:t N 0 0 GOLD RESOURCE CORPORATION Annual Meeting of Shareholders May 19, 2022 9:00AM MT This proxy is solicited by the Board of Directors Alex Morrison or Allen Palmiere, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Gold Resource Corporation to be held at 7800 East Union Avenue, Denver, CO 80237 on May 19, 2022 or at any postponement or adjournment thereof. You may attend the meeting in person and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side